Exhibit 99.1

Cheetah Net Supply Chain Service Inc. Announces Full Year 2024 Results and Provides Corporate Update

IRVINE, March 12, 2025 (GLOBE NEWSWIRE) – Cheetah Net Supply Chain Service Inc. (“Cheetah” or the “Company”) (Nasdaq CM: CTNT), a logistics and warehousing services provider, today reported results for the year ended December 31, 2024 and provided a corporate update.

Recent Highlights*

•	Continuous challenging market conditions in the PRC have resulted in an industry-wide slowdown of parallel-import vehicle sales, including price and volume drops in the luxury car models and as a result the Company’s margin was significantly compressed or even eliminated. The Company experienced significantly lower sales volume and negative margin in the parallel-import vehicle segment during the year ended December 31, 2024. On March 5, 2025, the Company’s board of directors (the “Board”) approved the discontinuation of its parallel-import vehicle business. The Company’s sales from the discontinued operations declined by 95.7% to $1.6 million as compared to $38.3 million in 2023. Loss from discontinued operations (net of tax) was approximately $2.0 million in 2024, reflecting the financial impact of ceasing the parallel-import vehicle business, including a credit loss of $1.6 million on accounts receivable during the year ended December 31, 2024.

•	The Company launched its logistics and warehousing business in February 2024 by acquiring Edward Transit Express Group, Inc. (“Edward”), a California-based common carrier specializing in ocean and air transportation for $1.5 million, including $0.3 million of cash and the issuance of 79,521 shares of the Company’s Class A common stock with a fair value of $1.2 million, which was further determined to be $0.9 million, reflecting a comprehensive evaluation of the stock’s market conditions and liquidity impacted by lock-up period restrictions.

•	In July 2024, the Company relocated its headquarter from Charlotte, NC to Irvine, CA, in order to enable stronger management focus on its new logistics and warehousing business as Irvine is close to the important ports of Los Angeles and Long Beach, which could help the Company take advantage of the region’s well-developed logistics networks, capitalize on the area’s large consumer presence, and gain access to California’s skilled labor force.

•	On July 26, 2024, the Company closed a public offering of 404,979 shares of its Class A common stock at an offering price of $3.68 per share, pursuant to an effective registration statement on Form S-1 (File No. 333-280743) with the U.S. Securities and Exchange Commission, generating net proceeds of $1.1 million after deducting underwriting discounts and other related expenses. The Company used the net proceeds for working capital and general corporate purposes.

•	On August 16, 2024, the Board approved the adoption of the Company’s Amended and Restated 2024 Stock Incentive Plan (the “Plan”). Subsequently, on September 30, 2024, the Company’s stockholders approved the Plan and the compensation committee of the Board granted stock awards of 118,750 shares of Class A common stock and 31,250 shares of Class B common stock. Share-based compensation expenses of $277,345 were recognized during year ended December 31, 2024.

•	At a special stockholders’ meeting held on September 30, 2024, the Company’s stockholders approved the Company’s Fourth Amended and Restated Articles of Incorporation to authorize a reverse stock split. Subsequently, on October 7, 2024, the Board approved the reverse stock split of the Company’s common stock at a ratio of 1-for-16 (the “Reverse Stock Split”). The Reverse Stock Split took effect on October 21, 2024. Starting on October 24, 2024, the Company’s Class A common stock began trading on the Nasdaq Capital Market on a post-split basis.

•	In December 2024, the Company acquired TWEW, a California-based labor and logistics service provider which specializes in general labor support services and logistics coordination for $1.0 million, consisting of $0.2 million of cash and the issuance of 469,484 shares of the Company’s Class A common stock with a fair value of $0.8 million. The Company expects this acquisition to further expand its logistics services in the western region.

•	Net losses from continuing operations and discontinued operations were $3.2 million and $2.0 million, respectively, for the year ended December 31, 2024, resulting in a total net loss of $5.2 million.

*All share numbers are retrospectively adjusted for the Reverse Stock Split.

Tony Liu, Cheetah’s Chairman and CEO commented, “It was a very tough year for Cheetah in 2024. The unexpected deteriorating market conditions in China resulted in weaker customer demands and a significant drop in sales for our parallel-import vehicle business, as luxury vehicle manufacturers discounted the prices of their vehicles below MSRP. As a result, our ability to profit from the sale of parallel-vehicle exports has been significantly challenged and we had to wind-down this segment after trying hard to collect aged accounts receivable.

“At the same time, we moved quickly to expand beyond the parallel-import vehicle business with the goal of becoming an integrated logistics and warehousing provider of international trade services for small- and medium-sized businesses. We will continue to focus on improving operational efficiencies, streamline operations, expand service offering, and enhance market position. Management will continue to take initiatives to seek out new business opportunities. We expect longer than expected to generate ideal profits and have confidence that we are positioning the Company for substantial future growth in this business.”

2024 Financial Results

During the year ended December 31, 2024, the Company’s financial performance reflected the consequences of its business strategic shift to logistics and warehousing business and discontinued operations of parallel-import business under the challenging market conditions.

Continuing operations- logistics and warehousing business

During the year ended December 31, 2024, the Company had total revenues of $455,805 for the continuing operations, following the acquisition of Edward in February 2024 and TWEW in December 2024, with cost of revenues of $277,293 and gross profit of $178,512 reported. The Company will continue to expand its market presence in 2025.

General & administration expenses for the continuing operations were $3.6 million for the year ended December 31, 2024, an increase of $1.4 million, or 66.3%, from $2.2 million for the year ended December 31, 2023, primarily due to (i) an increase of $0.5 million in personnel-related expenses, which was attributed to the hiring of additional staff to support the newly launched logistics and warehousing segment, and labor services segment, (ii) an increase of $0.3 million in rental and leases following the acquisition of Edward with the addition of a new office workspace in California, (iii) an increase of $0.1 million in recruiting expenses associated with the development of new business lines, aligning with the Company’s strategic shift towards logistics and warehousing, (iv) an increase of $0.2 million in insurance expenses due to higher costs associated with directors and officers insurance, (v) an increase of $0.1 million in depreciation and amortization expenses, primarily due to the acquisition of new fixed assets and additional intangible assets, and (vi) an increase of $0.2 million in other miscellaneous general and administration expenses during the year ended December 31, 2024.

Share-based compensation expenses for the continuing operations were $0.3 million for the year ended December 31, 2024, as compared to nil in 2023.

Interest income for the continuing operations was $320,472 for the year ended December 31, 2024, compared to $9,938 for the year ended December 31, 2023, representing an increase of $310,534, or 3,124.7%. The significant increase was primarily driven by interest earned on short-term loan receivables and certificates of deposit, funded by the net proceeds from our initial offering and public offerings closed in May and July 2024.

Interest expense for the continuing operations was $35,951 for the year ended December 31, 2024, which decreased by $5,932, or 14.2%, from $41,883 in 2023, mainly due to decreased credit card interest.

The Company’s income tax benefits for the continuing operations were $0.2 million for the year ended December 31, 2024, compared with income tax benefits of approximately $0.5 for the same period in 2023.

Net loss from the continuing operations for the years ended December 31, 2024 and 2023 was $3.2 million and $1.7 million, respectively.

Discontinued Operations- parallel-import vehicle business

The Company’s sales from the discontinued operations declined by 95.7% from $38.3 million in 2023 to $1.6 million in 2024 due to the significant deteriorating market on parallel-import vehicles in China.

Cost of revenues from the discontinued operation declined by 95.0% from $34.1 million in 2023 to $1.7 million in 2024, which was aligned with the sales downturn from parallel-import vehicles.

In 2024, the Company reported a gross loss of $24,820 from the discontinued operations, compared to a gross profit of $4.2 million in 2023, reflecting a decrease of $4.3 million, or 100.6%. The decrease was primarily attributable to the cessation of the parallel-import vehicle business and the significant drop in revenue.

Total selling, general & administration expenses for the discontinued operation increased by approximately $1.2 million, or 175.8%, to $1.8 million in 2024, compared to $0.7 million in 2023. The increase was primarily driven by a credit loss of $1.6 million for the aged uncollectible accounts receivable, and $0.1 million of forfeited vehicle deposits and sales tax returns, reflecting the financial impact of the business exit.

Total interest expenses for the discontinued operations decreased significantly to $88,788 for the year ended December 31, 2024, compared to $1.2 million in 2023. This decrease was primarily due to the cessation of vehicle purchases and the associated financing activities. The absence of inventory financing and a substantial decrease in LC financing charges were the main causes of this decline.

Net loss for the discontinued operations was approximately $2.0 million in 2024, compared to net income of $1.8 in 2023, reflecting the financial impact of the discontinued parallel-import vehicle business, including associated costs and adjustments.

As a result of the above factors, the Company reported an overall net loss of $5.2 million for the year ended December 31, 2024, as compared to a net income of $0.1 million in 2023.

Liquidity and Cash Flow

As of December 31, 2024, the Company had current assets of $11.0 million, consisting of cash and cash equivalents of $1.7 million, $6.1 million in short-term loan receivable, $0.4 million of other receivables, $0.3 million in prepaid expenses and other current assets from continuing operations, as well as $2.5 million in current assets from discontinued operations, primarily accounts receivable, which has been fully collected as of the date of our 2024 annual report. As of December 31, 2024, the Company’s current liabilities, all of which related to continuing operations, totaled approximately $0.9 million, consisting of $0.4 million of operating lease liabilities, $0.2 million of other payables, and $0.2 million of loan payable, including the current portion of long-term borrowings.

During the year ended December 31, 2024, the Company also reported cash flow of $0.2 million provided by operating activities, $6.1 million used in investing activities, and $7.1 million provided by financing activities. As of December 31, 2024, the Company had total stockholders’ equity of $12.6 million, compared to $6.9 million as of December 31, 2023.

The Company’s working capital cushion is supported by its financing activities and its ability to borrow under its existing credit facilities.

The Company is working to further improve its liquidity and capital sources primarily by generating cash from operations, debt financing, and, if needed, financial support from its principal stockholder. If necessary to fully implement its business plan and sustain continuing growth, the Company may seek additional equity financing from outside investors. Based on the current operating plan, management believes that the aforementioned measures collectively will provide sufficient liquidity to meet the Company’s future liquidity and capital requirements for at least 12 months from the issuance date of its consolidated financial statements.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements that are predictive in nature. Forward-looking statements are based on the Company’s current expectations and assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking expressions, including, but not limited to, “anticipate,” “believe,” “continue,” “estimate,” “expect,” “future,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s filings with the U.S. Securities and Exchange Commission, including its registration statement on Form S-1, as amended, under the caption “Risk Factors.”

For more information, please contact:

Cheetah Net Supply Chain Service Inc.

Investor Relations

(949) 418 7804
ir@cheetah-net.com

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023**
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,650,962	$432,998
Accounts receivable, net	47,976	—
Loan receivable	6,088,295	672,500
Other receivables	370,696	27,517
Prepaid expenses and other current assets	338,642	292,338
Current assets of discontinued operations	2,540,501	8,395,184
TOTAL CURRENT ASSETS	11,037,072	9,820,537
OTHER NONCURRENT ASSETS:
Property, plant, and equipment, net	398,395	—
Operating lease right-of-use assets	1,836,521	190,823
Deferred tax assets, net	—	47,905
Intangibles, net	1,063,072	—
Goodwill	1,044,394	—
Non-current assets of discontinued operations	—	—
TOTAL ASSETS	$15,379,454	$10,059,265

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,992	$—
Current portion of long-term debt	34,577	32,887
Loans payable from premium finance	120,461	148,621
Due to a related party	—	13,423
Operating lease liabilities, current	438,351	39,703
Accrued liabilities and other current liabilities	217,980	201,856
Current liabilities of discontinued operations	52,900	1,922,301
TOTAL CURRENT LIABILITIES	883,261	2,358,791
NONCURRENT LIABILITIES:
Long-term debt, net of current portion	610,020	644,725
Operating lease liabilities, net of current portion	1,268,501	151,121
Non-current liabilities of discontinued operations	—	—
TOTAL LIABILITIES	$2,761,782	$3,154,637

COMMITMENTS AND CONTINGENCIES (Note 15)	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 1,000,000,000 shares authorized; 3,218,886 and 1,119,750 shares issued and outstanding, including*:
Class A common stock, $0.0001 par value, 891,750,000 shares authorized, 2,672,011 and 604,125 shares issued and outstanding	267	60
Class B common stock, $0.0001 par value, 108,250,000 shares authorized, 546,875 and 515,625 shares issued and outstanding	55	52
Additional paid-in capital*	17,297,961	6,996,275
Subscription receivable	—	(600,000)
(Accumulated deficit) Retained earnings	(4,680,611)	508,241
TOTAL STOCKHOLDERS’ EQUITY	12,617,672	6,904,628

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,379,454	$10,059,265

* Retrospectively adjusted for the reverse split of the Company’s common stock at a ratio of 1-for-16, which took effect on October 21, 2024 (the “Reverse Stock Split”).

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2024	2023**
REVENUE	$455,805	$—

COST OF REVENUE	277,293	—

GROSS PROFIT	178,512	—

OPERATING EXPENSES
General and administrative expenses	3,641,713	2,190,513
Share-based compensation expenses	277,345	—
TOTAL OPERATING EXPENSES	3,919,058	2,190,513

(LOSS) FROM OPERATIONS	(3,740,546)	(2,190,513)

OTHER INCOME (EXPENSES)
Interest income	320,472	9,938
Interest expenses	(35,951)	(41,883)
Other income	8,009	21,655
OTHER INCOME (EXPENSES), NET	292,530	(10,290)

(LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(3,448,016)	(2,200,803)

Income tax (benefits)	(215,822)	(488,918)

(LOSS) FROM CONTINUING OPERATIONS	(3,232,194)	(1,711,885)

(LOSS) INCOME FROM DISCONTINUING OPERATIONS, NET OF TAX**	(1,956,658)	1,845,755

NET (LOSS) INCOME	$(5,188,852)	$133,870

(Loss) from continuing operations per ordinary share - basic and diluted*	$(1.65)	$(1.59)
(Loss) Earnings from discontinued operations per ordinary share - basic and diluted*	$(1.00)	$1.72
(Loss) Earnings per share - basic and diluted*	$(2.65)	$0.12
Weighted average shares - basic and diluted*	1,955,214	1,073,945

*   Retrospectively adjusted for the Reverse Stock Split.

** Certain reclassifications have been made to the financial statements for the year ended December 31, 2023, to conform to the presentation for the period ended December 31, 2024, with no effect on previously reported net income (loss).

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock*
	Class A		Class B		Additional		Retained Earnings	Total
	Common		Common		paid-in	Subscription	(Accumulated	Stockholders’
	stock	Amount	stock	Amount	capital	Receivable	Deficit)	Equity
Balance, December 31, 2023	604,125	$60	515,625	$52	$6,996,275	$(600,000)	$508,241	$6,904,628

Termination of equity-classified warrant	—	—	—	—	(78,125)	—	—	(78,125)
Issuance of common stock for acquisition-Edward	79,521	8	—	—	899,992	—	—	900,000
Issuance of follow-on public offering in May	825,625	83	—	—	7,309,037	—		7,309,120

Issuance of follow-on public offering in July	404,979	40	—	—	1,093,516	—	—	1,093,556
Stock issuance under private placement transactions	—	—	—	—	—	600,000	—	600,000
Issuance of common stock in connection with vesting of share-based award (in shares)	45,938	5	31,250	3	(8)	—	—	—
Share-based compensation expenses	—	—	—	—	277,345	—	—	277,345
Issuance of common stock for acquisition-TWEW	469,484	47	—	—	799,953	—	—	800,000
Fraction shares issued due to reverse stock split	242,339	24	—	—	(24)	—	—	—
Net (loss) from continuing operations for the year							(3,232,194)	(3,232,194)
Net (loss) from discontinued operations for the year	—	—	—	—	—	—	(1,956,658)	(1,956,658)

Balance, December 31, 2024	2,672,011	$267	546,875	$55	$17,297,961	$—	$(4,680,611)	$12,617,672

	Common Stock*
	Class A		Class B		Additional			Total
	Common		Common		paid-in	Subscription	Retained	Stockholders’
	stock	Amount	stock	Amount	capital	Receivable	Earnings	Equity
Balance, December 31, 2022*	526,000	$52	515,625	$52	$3,270,880	$(1,800,000)	$374,371	$1,845,355

Initial public offering, net of issuance cost	78,125	8	—	—	3,725,395	—	—	3,725,403
Stock issuance under private placement transactions	—	—	—	—	—	1,200,000	—	1,200,000
Net (loss) from continuing operations for the year	—	—	—	—	—	—	(1,711,885)	(1,711,885)
Net income from discontinued operations for the year	—	—	—	—	—	—	1,845,755	1,845,755

Balance, December 31, 2023*	604,125	$60	515,625	$52	$6,996,275	$(600,000)	$508,241	$6,904,628

* Retrospectively restated for effect of the Company’s amended and restated articles of incorporation and bylaws and share reverse split on October 24, 2024.

CHEETAH NET SUPPLY CHAIN SERVICE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(5,188,852)	$133,870
Less: (Loss) income from discontinued operations, net of tax	(1,978,603)	1,845,755
(Loss) from continuing operations	(3,210,249)	(1,711,885)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,400	—
Amortization of operating lease right-of-use assets	281,056	140,145
Amortization of Intangible Assets	52,928	—
Share-based compensation expenses	277,345	—
Deferred income tax expenses (benefits)	(222,206)	38,829
Changes in operating assets and liabilities:
Accounts receivable	42,499	—
Other receivables	(300,493)	14,328
Prepaid expenses and other current assets	(17,488)	(30,782)
Other payables and other current liabilities	(20,505)	51,902
Operating lease liabilities	(366,205)	(149,458)
Cash used in operating activities-continuing operations	(3,455,918)	(1,646,921)
Cash provided by operating activities-discontinued operations	3,698,138	7,257,146
Net cash provided by operating activities	242,220	5,610,225

Cash flows from investing activities:
Acquisition of business, net of cash acquired	(350,137)	—
Purchase of property, plant, and equipment	(365,000)	—
Loans made to third parties	(6,331,428)	(672,500)
Loans repayment received from third parties	915,633
Cash used in investing activities-continuing operations	(6,130,932)	(672,500)
Net cash used in investing activities	(6,130,932)	(672,500)

Cash flows from financing activities:
Proceeds from follow-on public offering in May, net of expenses	7,309,120	—
Proceeds from follow-on public offering in July, net of expenses	1,093,556	—
Proceeds from initial public offering, net of expenses	—	3,725,403
Cash paid for warrant termination	(78,125)	—
Proceeds from issuance of common stock under private placement transactions	600,000	1,200,000
Repayments of short-term borrowings	(50,000)	—
Proceeds from premium finance	252,718	148,621
Repayments of premium finance	(280,878)	—
Repayments of long-term borrowings	(33,016)	(32,111)
Borrowing from a related party	—	45,798
Repayments made to a related party	(13,423)	(32,375)
Cash provided by financing activities-continuing operations	8,799,952	5,055,336
Cash used in financing activities-discontinued operations	(1,693,276)	(9,618,444)
Net cash provided by (used in) financing activities	7,106,676	(4,563,108)

Net increase in cash	1,217,964	374,617
Cash, beginning of year	432,998	58,381
Cash, end of year	1,650,962	432,998
Less cash and cash equivalents of discontinued operations	—	—
Cash of continuing operations	$1,650,962	$432,998

Supplemental cash flow information
Cash paid for income taxes	$2,000	$74,533
Cash paid for interests	$62,474	$262,661

Noncash financing and investing activities:
Fair value of common stock issued for acquisition	$1,700,000	$—